EXHIBIT 10.52
STATE AUTO FINANCIAL CORPORATION
2017 LONG-TERM INCENTIVE PLAN
TIME BASED
RESTRICTED STOCK AWARD AGREEMENT

State Auto Financial Corporation, an Ohio corporation (the “Company”), hereby grants to the employee of the Company named herein (the “Participant”) the following Restricted Stock Award (“Restricted Stock”) pursuant to the terms and conditions of the State Auto Financial Corporation 2017 Long-Term Incentive Plan (the “Plan”), and this Time Based Restricted Stock Award Agreement (this “Award Agreement”).

1. Name of Participant:	[ • ]
2. Grant Date:	[ • ] , 20[ • ] (the “Grant Date”)
3. Number of Shares of Restricted Stock Granted:	[ • ]
4. Vesting:
Except as otherwise provided in this Award Agreement, the shares of Restricted Stock will vest in accordance with the following schedule; provided that the Participant’s employment with the Company or any Affiliate has not terminated prior to the applicable vesting date:

Vesting Date	Number of Shares of Restricted Stock as to Which Participant is Vested
_______________, 20__	_______________
_______________, 20__	_______________
_______________, 20__	_______________
_______________, 20__	_______________

5. Death, Disability or Retirement:
Notwithstanding the provisions of Section 4 of this Award Agreement, if the Participant’s employment with the Company or any Affiliate terminates by reason of the Participant’s death, Disability or Retirement before an applicable vesting date, then any then unvested Restricted Stock granted under this Award Agreement will vest on the date of the Participant’s termination of employment due to death, Disability or Retirement.

6. Change in Control:
Notwithstanding the provisions of Section 4 of this Award Agreement, in the event of a Change in Control prior to an applicable vesting date, all Restricted Stock granted under this Award Agreement will vest on the date of such Change in Control if the successor entity to the Company does not, as part of the Change in Control, assume the Award of Restricted Stock under this Award Agreement. In the event that the successor entity to the Company assumes the Award of Restricted Stock under this Award Agreement as part of the Change in Control, the Restricted Stock granted under this Award Agreement will vest upon the earlier of (a) the date or dates provided under Section 4 of this Award Agreement; or (b) on the date of the Participant’s termination of employment for any reason, with respect to the total number of then unvested Restricted Stock granted under this Award Agreement.

7. Settlement:
Subject to the provisions of Section 9 of this Award Agreement, at the time that the Participant becomes vested in any shares of Restricted Stock pursuant to any section of this Award Agreement, the Company shall cause such vested shares of Stock to be settled in a brokerage account for the Participant, and such shares of Stock shall be transferable by the Participant.

8. Dividend Equivalent Payments:
If, during the period beginning on the Grant Date and ending on the date on which any shares of Restricted Stock are to be settled pursuant to Section 7 of this Award Agreement (the “Applicable Dividend Period”), the Company pays any dividends in cash with respect to the outstanding shares of Stock (a “Cash Dividend”), then upon the settlement of vested Restricted Stock, the Participant shall also be entitled to receive a cash payment in an amount equal to the product of (a) the number of shares of Stock to be settled in the brokerage account upon such settlement of the Restricted Stock; and (b) the aggregate amount of the Cash Dividends paid per share of Stock during the Applicable Dividend Period (the “Dividend Equivalents”). Such Dividend Equivalents will be payable by the Company at the same time as the Restricted Stock to which they relate are settled pursuant to Section 7 of this Award Agreement.
If, during the Applicable Dividend Period, the Company pays any dividends in shares of Stock with respect to the outstanding shares of Stock, then, the Company will increase the number of shares of Restricted Stock granted hereunder by an amount equal to the product of (a) the number of shares of Restricted Stock; and (b) the number of shares of Stock paid by the Company per share of Stock (collectively, the “Additional Restricted Stock”). Each share of Additional Restricted Stock will be subject to the same terms and conditions applicable to the Restricted Stock for which such share of Additional Restricted Stock was awarded and will be settled pursuant to Section 7 of this Award Agreement at the same time and on the same basis as such Restricted Stock.

9. Conditions:
The Company’s obligation to settle shares of Stock in a brokerage account upon the settlement of vested Restricted Stock is subject to the satisfaction of the following conditions: (a) the Participant is not, at the time of settlement, in material breach of any of the Participant’s obligations under this Award Agreement, or under any other agreement with the Company or any Affiliate; (b) no preliminary or permanent injunction or other order against the settlement of shares of Stock issued by a federal or state court of competent jurisdiction in the United States shall be in effect; (c) there shall not be in effect any federal or state law, rule or regulation which prevents or delays the settlement of shares of Stock; and (d) the Participant shall confirm any factual matters reasonably requested by the Committee, the Company or counsel for the Company.

10. Shareholder Rights:
The Company shall cause its books and records to reflect entries evidencing the shares of Restricted Stock or rights to acquire Additional Restricted Stock (as described in Section 8 of this Award Agreement) to be recorded in the Participant’s name. Prior to the settlement of the Restricted Stock, such book entries shall reflect a restrictive legend to the effect that ownership of such shares of Restricted Stock (and any Additional Restricted Stock), and the enjoyment of all rights appurtenant thereto, are subject to the restrictions, terms, and conditions provided in the Plan and this Award Agreement. The Participant shall have the right to vote the Restricted Stock awarded to the Participant and to exercise all other rights, powers and privileges of a holder of Stock, with respect to such Restricted Stock, with the exception that (a) the Participant shall not be entitled to settlement of such Restricted Stock until they vest in accordance with Section 4, Section 5 or Section 6 of this Award Agreement; (b) the Company shall retain custody of all Dividend Equivalents and Additional Restricted Stock made or declared with respect to the Restricted Stock (and such Dividend Equivalents and Additional Restricted Stock shall be subject to the same restrictions, terms and conditions as are applicable to the Restricted Stock) until such time, if ever, as the Restricted Stock with respect to which such Dividend Equivalents and Additional Restricted Stock shall have been made, paid, or declared shall have become vested, and such Dividend Equivalents and Additional Restricted Stock shall not bear interest or be segregated in separate accounts and (c) the Participant may not sell, assign, transfer, pledge, exchange, encumber, or dispose of the Restricted Stock or any Additional Restricted Stock prior to the vesting of such Restricted Stock.

11. Effect of Plan:
The Restricted Stock is subject in all cases to the terms and conditions set forth in the Plan, which are incorporated into and made a part of this Award Agreement. In the event of a conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan will govern. All capitalized terms that are used in this Award Agreement but are not defined in this Award Agreement shall have the meanings ascribed to such terms in the Plan.

12. Non-Solicitation:
The Company and the Participant agree that, as consideration for this Award of Restricted Stock, the Participant, for the period of the Participant’s employment with the Company or any Affiliate and for one year thereafter, shall not directly or indirectly induce or solicit or attempt to induce or solicit any customer, prospective customer, insured, officer, or employee of the Company, any Affiliate or subsidiary (collectively, “State Auto”), to (a) do business with any other insurance company, insurance agency or any other person instead of State Auto, (b) cease or limit employment with or doing business with State Auto, or (c) cease or limit the insured’s and/or account’s business or insurance relationship with State Auto. For purposes of this Section 12 of this Award Agreement, a “prospective customer” shall mean a potential insured with whom a business or insurance quote from State Auto is outstanding as of the last day of employment of the Participant by the Company or any Affiliate.

13. Acknowledgment:	By receipt of this Award, the Participant acknowledges and agrees that the Restricted Stock is subject to all of the terms and conditions of the Plan and this Award Agreement.
14. Forfeiture:
Notwithstanding any other provision of this Agreement, the Restricted Stock granted hereunder shall be subject to forfeiture by the Participant under the Forfeiture for Cause provisions contained in Section 4.7 of the Plan or for any violation of the provisions of Section 12 of this Award Agreement.

15. Effect on Other Agreements:
The Company and the Participant acknowledge and agree that the provisions of this Award Agreement shall supersede any and all other agreements and rights that the Participant has under any agreements or arrangements between the Participant and the Company, whether in writing or otherwise, with respect to the matters set forth herein.